Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

EVEREST 1 CORPORATION

WITH AND INTO

ECLIPSE RESOURCES CORPORATION

Pursuant to Section 253 of the Delaware General Corporation Law, as amended (the “DGCL”), Eclipse Resources Corporation (the “Corporation”), a Delaware corporation, does hereby certify to the following information relating to the merger (the “Merger”) of Everest 1 Corporation, a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1. The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

2. The Board of Directors of the Corporation, by resolutions duly adopted by unanimous written consent on February 27, 2019 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

3. The Corporation shall be the surviving corporation of the Merger. The name of the surviving corporation shall be “Montage Resources Corporation”.

4. This Certificate of Ownership and Merger and the Merger shall become effective at 4:03 p.m. Eastern Standard Time on February 28, 2019.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, the 28th of February, 2019.

ECLIPSE RESOURCES CORPORATION

By	/s/ Christopher K. Hulburt
Name:	Christopher K. Hulburt
Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT A

BOARD RESOLUTIONS

WHEREAS, Eclipse Resources Corporation (the “Company”) has entered into that certain Agreement and Plan of Merger, dated as of August 25, 2018 and as amended as of January 7, 2019, among the Company, Everest Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (“Blue Ridge”), pursuant to which, subject to the terms and conditions set forth therein, the Merger Sub will merge with and into Blue Ridge (the “Merger”), with Blue Ridge surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, in connection with the Merger, the Company will file the Second Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware;

WHEREAS, the Company owns all of the issued and outstanding shares of capital stock of Everest 1 Corporation, a Delaware corporation (the “Subsidiary”);

WHEREAS, the Board has determined that it is desirable to change the name of the Company from “Eclipse Resources Corporation” to “Montage Resources Corporation”; and

WHEREAS, in order to effect such name change, the Board has deemed it advisable and in the best interests of the Company and its stockholders that the Subsidiary be merged with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

I. Merger (Name Change)

NOW, THEREFORE, BE IT RESOLVED, it is deemed advisable and in the best interests of the Company and its stockholders that the Company merge the Subsidiary with and into the Company.

FURTHER RESOLVED, that, contingent upon the filing and effectiveness of the Second Amended and Restated Certificate of Incorporation of the Company and the Certificate of Merger with respect to the Merger, the Subsidiary be merged with and into the Company pursuant to Section 253 of the DGCL, so that the separate existence of the Subsidiary shall cease as soon as such merger shall become effective, and the Company shall continue as the surviving corporation (the “Subsidiary Merger”).

FURTHER RESOLVED, that the name of the Company shall be changed in the Subsidiary Merger to “Montage Resources Corporation” so that, upon the effective date of the Subsidiary Merger, Article 1 of the Second Amended and Restated Certificate of Incorporation of the Company, as heretofore amended, shall read as follows:

FIRST: The name of the Corporation is “Montage Resources Corporation.”

FURTHER RESOLVED, that by virtue of the Subsidiary Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.

FURTHER RESOLVED, that these resolutions may be terminated or amended at any time prior to the time that the Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware.

FURTHER RESOLVED, that the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President, Secretary and General Counsel of the Company, or anyone appointed by them (each, an “Authorized Officer” and collectively, the “Authorized Officers”), be, and each of them individually hereby is, authorized and directed, for and on behalf of the Company, to prepare, execute, and deliver a Certificate of Ownership and Merger setting forth a copy of these resolutions, and to file the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and to pay any fees related to such filing.

II. General

FURTHER RESOLVED, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized and directed, for and on behalf of the Company, (i) to prepare, negotiate, execute, deliver, file, and perform such other agreements, letters, termination agreements, consents, instruments, documents, applications, regulatory or government filings, and certificates as the Authorized Officer so acting may deem necessary, desirable, advisable, or appropriate, the preparation, negotiation, execution, delivery, filing, or performance thereof by such Authorized Officer to be conclusive evidence of the approval thereof by the Company, and (ii) to take or cause to be taken any and all such other actions on behalf of the Company as the Authorized Officer so acting deems necessary, desirable, advisable, or appropriate to effectuate the transactions contemplated by and purposes of any of the foregoing resolutions.

FURTHER RESOLVED, that the Secretary of the Company is hereby authorized, on behalf of the Company, to certify and attest any documents which he may deem necessary or appropriate to consummate the transactions contemplated by any of the foregoing resolutions; provided, that such attestation shall not be required for the validity of any documents.

FURTHER RESOLVED, that each Authorized Officer is authorized to pay any and all expenses and fees arising in connection with the matters described in the foregoing resolutions, including, without limitation, attorneys’ fees.

FURTHER RESOLVED, that any and all actions previously taken by any of the Authorized Officers or representatives of the Company, for and on behalf of the Company, in connection with any of the foregoing resolutions are hereby authorized, ratified, confirmed, and approved in all respects for all purposes.